Exhibit 99.1

DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS

It is an exciting time for First Business. We began 2016 with another record quarter, following the terrific momentum built in 2015. Our SBA lending strategy is expanding successfully across our franchise. Our credit culture remains a core strength. Our unique model continues to attract the highest-caliber talent. Finally, our Business Development Officers ("BDOs") are finding increasing ways to better serve our commercial clients, in turn growing the Company’s loans, transaction deposits and revenues to record levels.
Like the entrepreneurial businesses and executives we serve, we are growing. Each year, we outline the strategies we’ll focus on to continue our growth trajectory at a sustainable pace. For 2016, some of our key priorities are to:

1.	Maintain our consistent credit culture, continuing our trend of low charge-offs compared to our peers and historical levels.

2.	Organically grow our loan and lease portfolio by adding high-quality relationships.

3.
Grow our transaction deposit relationships in order to expand our fee revenues from treasury management services and to maintain our targeted 60-70% range of in-market transaction deposits to total deposits.

4.	Continue to build out our unique SBA strategy across the franchise.

5.	Maintain an efficient operating model while continuing to make investments in talent and technology to support our future growth.
The evolution of our success has always been aligned with the financial needs of our niche client base. Today, our clients enjoy access to conventional commercial loans, Small Business Administration ("SBA") loans, asset-based loans, equipment financing services, factoring services, trust and estate services, wealth management offerings, retirement plan services and treasury management support through high-touch BDO relationships and technology that rivals the most sophisticated peers in our industry. Our key strategies for 2016 aim to enhance and expand these services in a manner that is sustainable, profitable and adds value to our franchise.
STRATEGIC PRIORITIES REFLECTED IN RECORD FIRST QUARTER RESULTS
We are already making great progress toward our 2016 goals. During the first quarter, organic loan and deposit growth once again drove balances to record levels, contributing to record net income of $4.5 million - up more than 8% from $4.2 million in the first quarter of 2015. Diluted earnings per common share increased to a record $0.52 for the quarter ended March 31, 2016, compared to $0.48 for the quarter ended March 31, 2015.
Top line revenue, consisting of net interest income and non-interest income, increased 7% to a record $20.1 million compared to first quarter 2015. Loan growth continued for the sixteenth consecutive quarter, driving net interest income up 4%, while gains on the sale of SBA loans grew 172% year-over-year, to $1.4 million. Trust assets under management and administration reached record levels once again, delivering trust and investment services fee income of $1.3 million and assets under management and administration of $1.1 billion.
Our BDOs also delivered record in-market deposits, growing balances to $1.1 billion, or 69.9% of our $1.6 billion in total deposits at March 31, 2016. Importantly, while average in-market deposit balances grew 5% over last year’s first quarter, average in-market deposit costs declined by 6% compared to first quarter 2015. Clearly there is tremendous economic value in our client deposits, in addition to the stability and relationships we so highly value.
Excluding the impact of purchase accounting adjustments on balances acquired from Alterra, high quality balance sheet growth contributed to four basis points of year-over-year improvement in our core net interest margin. At 3.51%, our core net interest margin for the first quarter of 2016 was in line with our long-term target of 3.50%.
We also continue to successfully manage our operating costs. Our efficiency ratio - a measure of expenses incurred to generate revenue - measured 62.44% for the first quarter, modestly improving from last year’s first quarter. We balance efficiency and timely investments in our franchise with careful attention to our expenses, maintaining a level of efficiency that remains favorable to the median of nearly 65% for our $1-$5 billion asset peers.1 In 2016 we’ve increased investments in marketing and branding across our expanded franchise, while our technology spending has trended down with the implementation of several key platform enhancements. Employee-related expenses in the first quarter grew in line with a workforce that has expanded by more than 40 positions, or 20%, since March 31, 2015, needed to support First Business’s expanding franchise. We believe that with the additional scale we are achieving, we will progress toward our targeted efficiency ratio range of 58-62%.
Asset quality also remained strong. Non-performing assets fell 19% compared to December 31, 2015 on the success of our team’s efforts to manage impaired relationships. The continued success of our loan workout programs resulted in net charge-offs totaling just $157,000 for the quarter, representing a modest 0.04% of average total loans and leases on an annualized basis. We are proud that our effective underwriting, loan structuring and ongoing credit monitoring have yielded favorable outcomes for our clients and First Business alike. We expect that our loss experience will remain favorable due to this consistent, conservative credit culture that remains a core competency of our model.
Our first quarter performance resulted in returns on average assets ("ROAA") and average equity ("ROAE") that continued to exceed our peers. ROAA measured 1.00%, achieving a key industry benchmark and outperforming the $1-$5 billion peer bank median ROAA of 0.91%. Likewise, ROAE measured 11.68%, compared to less than 9% for the median peer banks.1
REVENUE EXPANSION CONTINUES
We've strategically diversified our sources of fee revenue over the years. For some perspective, in 1997 our percentage of non-interest income to total revenue was only 6%. In the first quarter of 2016, non-interest income represented 23% of total revenue, approaching the company’s target of 25% even in what is typically a seasonally slow quarter for SBA production. In comparison, the median bank among our $1-$5 billion peers derives about 18% of revenues from non-interest sources.1
Trust and investment services income has been a meaningful driver, consistently exceeding $1.2 million for each of the past five quarters, doubling the quarterly run-rate generated just five years ago. We are particularly pleased that our revenue profile now benefits from our unique SBA lending strategy. For the first half of the SBA’s fiscal year, which ends September 30, 2016, we originated SBA 7(a) loans totaling $56.2 million, ranking us 37th in the nation. This compares to $47.5 million for all of the SBA fiscal year ended September 30, 2015, when Alterra ranked 62nd, nationally.2 The corresponding growth in fee income has been significant. SBA-related fees totaled $505,000 for first quarter 2015 - our first full quarter with Alterra on board. One year later, fees have nearly tripled, to $1.4 million, and they now comprise 30% of non-interest revenues.

In addition to fee income, our strategic focus to diversify revenue can also be seen in the composition of our loan and lease portfolio. For example, in 1997, traditional commercial loans were the primary source of our net interest revenues. Today, on the success of our efforts to expand specialty lending in tandem with our traditional commercial lending business, quarterly net interest income of more than $15 million in the first quarter of 2016 reflects diverse sources, from asset-based loans and factoring credit facilities, to equipment leases and SBA loans. Over the past five years we’ve grown net interest income at a compound annual rate of 13%, while our core net interest margin has steadily expanded, against industry tides, from 3.29% in 2011 to 3.65% for the first quarter of 2016. Over the same period, the $1-$5 billion peer bank median net interest margin fell from 3.76% to 3.57%.
EXPANDED LEADERSHIP TEAM
I am pleased to report our management team has grown in tandem with First Business’s expansion across business lines and geographies. Our Board of Directors re-established the executive role of Chief Operating Officer, announcing the naming of Dave Seiler to the position in April. Dave brings nearly 25 years of financial services experience leading the credit administration, relationship management, treasury management, commercial real estate lending and correspondent banking functions within leading commercial banking firms in Wisconsin. Further, his experience managing teams in the Minnesota, St. Louis and Kansas City markets will benefit First Business as we oversee operations across our footprint. This follows our announcement in January that we hired experienced bank Chief Financial Officer and financial services executive Ed Sloane to be First Business’s new CFO. These appointments round out a deep bench of talent to guide our Company toward our growth objectives.
With proven leadership ability and collective experience from larger and more complex institutions, we feel confident we have assembled a management team that is very capable and fully committed to growing our franchise in a manner that will add meaningful value for our shareholders over time.
AN EXCEPTIONAL VALUE
At First Business, we invest for the future, we seize market opportunities, and we are committed to niche relationship banking. Our 2016 strategies build upon this model which has produced exceptional results for our shareholders. We became a publicly traded company in 2005, and since that time First Business shareholders have received a 136% total return on their investment - compared to just 13% returned by the SNL $1-$5B U.S. Bank index over the same period.1
At the same time, our stock is trading at 12.2x first quarter 2016 earnings, a significant discount to the 17.9x multiple seen by the SNL $1-$5B U.S Bank index.1 Given this, and in light of our proven ability to consistently deliver long-term growth, we believe our stock presents an excellent opportunity for investors. We are actively working to share this story among institutional and retail investors, and we hope you’ll do the same.
Thank you for your support of First Business.

Sincerely,

Corey Chambas, President and CEO